Exhibit 99.1

Columbia Sportswear Company Reports Third Quarter and First Nine Months 2023 Financial Results;
Updates Full Year 2023 Financial Outlook

Third Quarter 2023 Highlights
•Net sales increased 3 percent (3 percent constant-currency) to $985.7 million, compared to third quarter 2022.
•Operating income decreased 7 percent to $134.6 million, or 13.7 percent of net sales, compared to third quarter 2022 operating income of $145.3 million, or 15.2 percent of net sales.
•Diluted earnings per share decreased 6 percent to $1.70, compared to third quarter 2022 diluted earnings per share of $1.80.
•Exited the quarter with $214.8 million of cash, cash equivalents and short-term investments and no borrowings.

Full Year 2023 Financial Outlook

The following forward-looking statements reflect our expectations as of October 26, 2023 and are subject to significant risks and business uncertainties, including those factors described under “Forward-Looking Statements” below. Additional disclosures and financial outlook details can be found in the Full Year 2023 Financial Outlook section below and the CFO Commentary and Financial Review presentation.
•Net sales of $3.48 to $3.53 billion (prior $3.53 to $3.59 billion) representing net sales growth of 0.5 to 2.0 percent (prior 2.0 to 3.5 percent) compared to 2022.
•Operating income of $343 to $363 million (prior $348 to $368 million), representing operating margin of 9.8 to 10.3 percent (unchanged).
•Diluted earnings per share of $4.45 to $4.70 (prior $4.40 to $4.65).

PORTLAND, Ore. - October 26, 2023 - Columbia Sportswear Company (NASDAQ: COLM, the "Company"), a multi-brand global leading innovator in outdoor, active and lifestyle products including apparel, footwear, accessories, and equipment, today announced third quarter 2023 financial results for the period ended September 30, 2023.

Chairman, President and Chief Executive Officer Tim Boyle commented, “Third quarter performance was led by international-direct markets, with Canada, Europe-direct and China all delivering over 20 percent year-over-year growth in constant currency. In the U.S., the marketplace remains challenging, but we are making meaningful progress on our inventory reduction plan, with inventory exiting the quarter down 16 percent year-over-year. As we enter our peak selling season, we have numerous activations across our brand portfolio to engage consumers and drive sales, including product collaborations, pop-up shops and continued momentum in Columbia’s Omni-Heat Infinity collection.

“As we finish the year and look forward to 2024, economic and geopolitical uncertainty is high. We know there will be challenges, particularly in the first half of next year. In this environment, we are focused on what we can control, delivering exceptional value and innovation to consumers, while diligently managing expenses. Our strong balance sheet and operating discipline will enable us to navigate near-term headwinds and position us to emerge in a stronger position.

“I’m confident in our team, our strategies, and our ability to achieve the significant long-term growth opportunities we see across the business. The strength of our diversified global business model and balance sheet enables us to continue investing in our strategic priorities to:
•accelerate profitable growth;
•create iconic products that are differentiated, functional and innovative;
•drive brand engagement through increased, focused demand creation investments;
•enhance consumer experiences by investing in capabilities to delight and retain consumers;
•amplify marketplace excellence, with digitally-led, omni-channel, global distribution; and
•empower talent that is driven by our core values, through a diverse and inclusive workforce."

CFO's Commentary and Financial Review Presentation Available Online

For a detailed review of the Company's third quarter 2023 financial results, please refer to the CFO Commentary and Financial Review presentation furnished to the Securities and Exchange Commission (the "SEC") on a Current Report on Form 8-K and published on the Investor Relations section of the Company's website at http://investor.columbia.com/financial-results at approximately 4:15 p.m. ET today. Analysts and investors are encouraged to review this commentary prior to participating in our conference call.

Third Quarter 2023 Financial Results
(All comparisons are between third quarter 2023 and third quarter 2022, unless otherwise noted.)

Net sales increased 3 percent (3 percent constant-currency) to $985.7 million from $955.0 million for the comparable period in 2022. Net sales growth was balanced across our direct-to-consumer (DTC) and wholesale businesses. Within wholesale, growth was driven by earlier shipments of Fall 2023 orders compared to the same period last year, which more than offset lower distributor sales.

Gross margin expanded 70 basis points to 48.7 percent of net sales from 48.0 percent of net sales for the comparable period in 2022. Gross margin expansion primarily reflects lower inbound freight costs and favorable channel mix, which more than offset the impact of inventory reduction efforts across our wholesale and DTC businesses.

SG&A expenses increased 10 percent to $351.6 million, or 35.7 percent of net sales, from $319.0 million, or 33.4 percent of net sales, for the comparable period in 2022. SG&A expense growth primarily reflects higher expenses across DTC, demand creation, and supply chain.

Operating income decreased 7 percent to $134.6 million, or 13.7 percent of net sales, compared to $145.3 million, or 15.2 percent of net sales, for the comparable period in 2022.

Interest income, net of $1.9 million, compared to net interest income of $0.8 million for the comparable period in 2022, reflects higher yields on increased levels of cash, cash equivalents, and investments.

Income tax expense of $32.6 million resulted in an effective income tax rate of 24.0 percent, compared to income tax expense of $34.0 million, or an effective income tax rate of 23.3 percent, for the comparable period in 2022.

Net income decreased 7 percent to $103.5 million, or $1.70 per diluted share, compared to net income of $111.8 million, or $1.80 per diluted share, for the comparable period in 2022.

First Nine Months 2023 Financial Results
(All comparisons are between the first nine months 2023 and the first nine months 2022, unless otherwise noted.)

Net sales increased 6 percent (7 percent constant-currency) to $2,427.2 million from $2,294.6 million for the comparable period in 2022.

Gross margin expanded 30 basis points to 49.2 percent of sales compared to 48.9 percent of net sales for the comparable period in 2022.

SG&A expenses increased 12 percent to $1,011.5 million, or 41.7 percent of net sales, from $899.3 million, or 39.2 percent of net sales, for the comparable period in 2022.

Operating income decreased 17 percent to $197.2 million, or 8.1 percent of net sales, compared to operating income of $237.7 million, or 10.4 percent of net sales, for the comparable period in 2022.

Interest income, net was $8.7 million, compared to net interest income of $1.7 million for the comparable period in 2022.

Income tax expense of $48.2 million resulted in an effective income tax rate of 23.4 percent, compared to income tax expense of $51.9 million, or an effective income tax rate of 21.9 percent, for the comparable period in 2022.

Net income decreased 15 percent to $158.1 million, or $2.56 per diluted share, compared to net income of $185.8 million, or $2.94 per diluted share, for the comparable period in 2022.

Balance Sheet as of September 30, 2023

Cash, cash equivalents and short-term investments totaled $214.8 million, compared to $160.2 million as of September 30, 2022.

The Company had no borrowings as of September 30, 2023, compared to borrowings of $4.4 million as of September 30, 2022.

Inventories decreased 16 percent to $885.2 million, compared to $1,056.9 million as of September 30, 2022. The decrease was driven by a reduction in current season and carryover inventory resulting from lower inventory purchases and earlier receipt and shipment of Fall 2023 product.

Cash Flow for the Nine Months Ended September 30, 2023

Net cash provided by operating activities was $22.2 million, compared to net cash used in operating activities of $328.1 million for the same period in 2022.

Capital expenditures totaled $41.4 million, compared to $42.5 million for the same period in 2022.

Share Repurchases for the Nine Months Ended September 30, 2023

The Company repurchased 1,841,845 shares of common stock for an aggregate of $144.6 million, or an average price per share of $78.53.

At September 30, 2023, $384.7 million remained available under our stock repurchase authorization, which does not obligate the Company to acquire any specific number of shares or to acquire shares over any specified period of time.

Quarterly Cash Dividend

The Board of Directors approved a regular quarterly cash dividend of $0.30 per share, payable on November 30, 2023 to shareholders of record on November 16, 2023.

Full Year 2023 Financial Outlook

(Additional financial outlook details can be found in the CFO Commentary and Financial Review presentation.)

The Company's Full Year 2023 Financial Outlook, Fourth Quarter 2023 Financial Outlook, and Preliminary 2024 Commentary are each forward-looking in nature, and the following forward-looking statements reflect our expectations as of October 26, 2023 and are subject to significant risks and business uncertainties, including those factors described under “Forward-Looking Statements” below. These risks and uncertainties limit our ability to accurately forecast results. The following forward-looking statements reflects our estimates as of October 26, 2023 regarding the impact of economic conditions, including inflationary pressures; supply chain expenses; marketplace inventories; changes in consumer behavior and confidence; as well as geopolitical tensions. The following forward-looking statements assume macro-economic conditions do not materially deteriorate.

Net sales are expected to increase 0.5 to 2.0 percent (prior 2.0 to 3.5 percent), resulting in net sales of $3.48 to $3.53 billion (prior $3.53 to $3.59 billion), compared to $3.46 billion in 2022.

Gross margin is expected to expand approximately 40 basis points (unchanged) to approximately 49.8 percent of net sales (unchanged) from 49.4 percent of net sales in 2022.

SG&A expenses, as a percent of net sales, are expected to be 40.2 to 40.6 percent (prior 40.1 to 40.5 percent), compared to SG&A expense as a percent of net sales of 37.7 percent in 2022.

Operating income is expected to be $343 to $363 million (prior $348 to $368 million), resulting in operating margin of 9.8 to 10.3 percent (unchanged), compared to operating margin of 11.3 percent in 2022.

Interest income, net is expected to be approximately $14 million (prior approximately $13 million).

Effective income tax rate is expected to be approximately 23.0 percent (prior 24.5 percent).

Net income is expected to be $275 to $290 million (prior $272 to $288 million), resulting in diluted earnings per share of $4.45 to $4.70 (prior $4.40 to $4.65). This diluted earnings per share range is based on estimated weighted average diluted shares outstanding of 61.8 million (prior 61.9 million).

Foreign Currency

•Foreign currency translation is anticipated to reduce 2023 net sales growth by approximately 60 basis points (prior 30 basis points).

•Foreign currency is expected to have an approximately $0.07 negative impact (prior $0.03) on diluted earnings per share due primarily to unfavorable foreign currency transactional effects from hedging of inventory production.

Balance Sheet and Cash Flows

Operating cash flow is expected to be approximately $500 million (prior $550 to $600 million).

Capital expenditures are planned to be in the range of $60 to $70 million (unchanged).

Fourth Quarter 2023 Financial Outlook

•Net sales are expected to be $1,054 to $1,106 million, representing a decline of 10 to 5 percent from $1,169.5 million for the comparable period in 2022.
•Operating income is expected to be $146 to $166 million, resulting in operating margin of 13.8 to 15.0 percent, compared to operating margin of 13.3 percent in the comparable period in 2022.
•Diluted earnings per share is expected to be $1.93 to $2.18 compared to $2.02 for the comparable period in 2022.

Preliminary Full Year 2024 Commentary

The Company is providing limited commentary regarding early planning efforts for 2024.

•Spring 2024 will be a challenging season for our business. The combination of consumer and category headwinds, retailer cautiousness, and our transition to product designed without perfluoroalkyl and polyfluoroalkyl substances (PFAS) will impact the first half of the year. Our Spring 2024 orderbook reflects these challenges and as a result, we are forecasting a low-double-digit percent decline in wholesale net sales in first half 2024. We expect this wholesale net sales decline will be partially offset by continued growth in our global DTC businesses, resulting in total net sales declining a mid-single-digit percent in first half 2024.

•We believe that generating full year net sales growth with modest operating margin expansion is achievable. Generating full year 2024 sales growth will be dependent upon several factors including, but not limited to, retailer and consumer sentiment, economic conditions, geopolitical tensions, and our transition to product designed without PFAS.

Conference Call

The Company will hold its third quarter 2023 conference call at 5:00 p.m. ET today. Dial (888) 506-0062 to participate. The call will also be webcast live on the Investor Relations section of the Company's website at http://investor.columbia.com.

Fourth Quarter 2023 Reporting Date

Columbia Sportswear Company plans to report fourth quarter 2023 financial results on Thursday, February 1, 2024 at approximately 4:00 p.m. ET.

Supplemental Financial Information

Since Columbia Sportswear Company is a global company, the comparability of its operating results reported in United States dollars is affected by foreign currency exchange rate fluctuations because the underlying currencies in which it transacts change in value over time compared to the United States dollar. To supplement financial information reported in accordance with GAAP, the Company discloses constant-currency net sales information, which is a non-GAAP financial measure, to provide a framework to assess how the business performed excluding the effects of changes in the exchange rates used to translate net sales generated in foreign currencies into United States dollars. The Company calculates constant-currency net sales by translating net sales in foreign currencies for the current period into United States dollars at the average exchange rates that were in effect during the comparable period of the prior year. Management believes that this non-GAAP financial measure reflects an additional and useful way of viewing an aspect of our operations that, when viewed in conjunction with our GAAP results, provides a more comprehensive understanding of our business and operations. In particular, investors may find the non-GAAP financial measure useful by reviewing our net sales results without the volatility in foreign currency exchange rates. This non-GAAP financial measure also facilitates management's internal comparisons to our historical net sales results and comparisons to competitors' net sales results.

The non-GAAP financial measures should be viewed in addition to, and not in lieu of or superior to, our financial measures calculated in accordance with GAAP. The Company provides a reconciliation of non-GAAP measures to the most directly comparable financial measure calculated in accordance with GAAP. See the "Reconciliation of GAAP to Non-GAAP Financial Measures" table included herein. The non-GAAP financial measures presented may not be comparable to similarly titled measures reported by other companies.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws, including statements regarding the Company’s expectations, anticipations or beliefs about the Company's ability to realize growth opportunities and manage expenses, financial position, marketing strategies, inventory, full year 2023 net sales, gross margin, SG&A expenses, operating income, net interest income, effective income tax rate, net income, diluted earnings per share, weighted average diluted shares outstanding, foreign currency translation, cash flows, and capital expenditures, and fourth quarter 2023 net sales, operating income, and diluted earnings per share, and full year 2024 net sales and operating margin. Forward-looking statements often use words such as "will," "anticipate," "estimate," "expect," "should," "may" and other words and terms of similar meaning or reference future dates. The Company's expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this document, those described in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under the heading "Risk Factors," and those that have been or may be described in other reports filed by the Company, including reports on Form 8-K. Potential risks and uncertainties include those relating to economic conditions, including inflationary pressures; supply chain expenses; marketplace inventories; changes in consumer behavior and confidence; as well as geopolitical tensions. The Company does not undertake any duty to update any of the forward-looking statements after the date of this document to conform them to actual results or to reflect changes in events, circumstances or its expectations. New factors emerge from time to time and it is not possible for the Company to predict or assess the effects of all such factors or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

About Columbia Sportswear Company

Columbia Sportswear Company connects active people with their passions and is a global multi-brand leading innovator in outdoor, active and lifestyle products including apparel, footwear, accessories, and equipment. Founded in 1938 in Portland, Oregon, the Company's brands are sold in approximately 90 countries. In addition to the Columbia® brand, Columbia Sportswear Company also owns the Mountain Hard Wear®, SOREL® and prAna® brands. To learn more, please visit the Company's websites at www.columbia.com, www.mountainhardwear.com, www.sorel.com, and www.prana.com.

Contact:
Andrew Burns, CFA
Vice President of Investor Relations and Strategic Planning
Columbia Sportswear Company
(503) 985-4112
aburns@columbia.com

- Financial tables follow -

COLUMBIA SPORTSWEAR COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in thousands)	September 30, 2023	September 30, 2022
ASSETS
Current Assets:
Cash and cash equivalents	$213,282	$159,221
Short-term investments	1,474	972
Accounts receivable, net	686,821	600,457
Inventories	885,163	1,056,905
Prepaid expenses and other current assets	96,016	142,055
Total current assets	1,882,756	1,959,610
Property, plant and equipment, net	283,095	287,338
Operating lease right-of-use assets	339,538	328,893
Intangible assets, net	80,321	100,672
Goodwill	51,694	68,594
Deferred income taxes	89,801	76,899
Other non-current assets	71,738	68,146
Total assets	$2,798,943	$2,890,152
LIABILITIES AND EQUITY
Current Liabilities:
Short-term borrowings	$—	$4,441
Accounts payable	162,222	336,782
Accrued liabilities	283,799	279,226
Operating lease liabilities	72,685	65,866
Income taxes payable	7,254	10,341
Total current liabilities	525,960	696,656
Non-current operating lease liabilities	323,508	314,565
Income taxes payable	24,218	33,215
Other long-term liabilities	29,946	30,913
Total liabilities	903,632	1,075,349
Total shareholders' equity	1,895,311	1,814,803
Total liabilities and shareholders' equity	$2,798,943	$2,890,152

COLUMBIA SPORTSWEAR COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share amounts)	2023	2022	2023	2022
Net sales	$985,683	$955,059	$2,427,209	$2,294,632
Cost of sales	505,486	496,564	1,233,467	1,173,530
Gross profit	480,197	458,495	1,193,742	1,121,102
Gross margin	48.7%	48.0%	49.2%	48.9%

Selling, general and administrative expenses	351,563	318,957	1,011,490	899,301
Net licensing income	5,920	5,723	14,958	15,899
Operating income	134,554	145,261	197,210	237,700
Interest income, net	1,870	765	8,659	1,659
Other non-operating income (expense), net	(311)	(269)	354	(1,660)
Income before income tax	136,113	145,757	206,223	237,699
Income tax expense	32,605	34,007	48,163	51,949
Net income	$103,508	$111,750	$158,060	$185,750

Earnings per share:
Basic	$1.70	$1.80	$2.57	$2.95
Diluted	$1.70	$1.80	$2.56	$2.94
Weighted average shares outstanding:
Basic	60,844	62,098	61,575	62,967
Diluted	60,932	62,210	61,775	63,178

COLUMBIA SPORTSWEAR COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30,
(in thousands)	2023	2022
Cash flows from operating activities:
Net income	$158,060	$185,750
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation, amortization, and non-cash lease expense	93,365	86,569
Provision for uncollectible accounts receivable	2,010	(1,745)
Loss on disposal or impairment of property, plant and equipment, and right-of-use assets	568	2,455
Deferred income taxes	4,236	1,712
Stock-based compensation	17,026	16,071
Changes in operating assets and liabilities:
Accounts receivable	(146,139)	(129,251)
Inventories	135,417	(443,194)
Prepaid expenses and other current assets	26,809	(27,535)
Other assets	(3,106)	2,260
Accounts payable	(152,168)	63,868
Accrued liabilities	(42,251)	(18,409)
Income taxes payable	(20,434)	(14,299)
Operating lease assets and liabilities	(49,322)	(49,159)
Other liabilities	(1,897)	(3,182)
Net cash provided by (used in) operating activities	22,174	(328,089)
Cash flows from investing activities:
Purchases of short-term investments	(117,877)	(44,876)
Sales and maturities of short-term investments	120,747	175,827
Capital expenditures	(41,355)	(42,489)
Net cash provided by (used in) investing activities	(38,485)	88,462
Cash flows from financing activities:
Proceeds from credit facilities	837	12,660
Repayments on credit facilities	(837)	(8,133)
Payment of line of credit issuance fees	—	(604)
Proceeds from issuance of common stock related to stock-based compensation	7,081	4,598
Tax payments related to stock-based compensation	(4,620)	(4,178)
Repurchase of common stock	(144,633)	(287,443)
Cash dividends paid	(55,379)	(56,556)
Net cash used in financing activities	(197,551)	(339,656)
Net effect of exchange rate changes on cash	(3,097)	(24,900)
Net decrease in cash and cash equivalents	(216,959)	(604,183)
Cash and cash equivalents, beginning of period	430,241	763,404
Cash and cash equivalents, end of period	$213,282	$159,221
Supplemental disclosures of cash flow information:
Cash paid during the year for income taxes	$66,580	$59,584
Supplemental disclosures of non-cash investing and financing activities:
Property, plant and equipment acquired through increase in liabilities	$5,389	$7,502

COLUMBIA SPORTSWEAR COMPANY
Reconciliation of GAAP to Non-GAAP Financial Measures
Net Sales Growth - Constant-currency Basis
(Unaudited)

	Three Months Ended September 30,
	Reported Net Sales	Adjust for Foreign Currency	Constant-currency Net Sales	Reported Net Sales	Reported Net Sales	Constant-currency Net Sales
(In millions, except percentage changes)	2023	Translation	2023(1)	2022	% Change	% Change(1)
Geographical Net Sales:
United States	$635.4	$—	$635.4	$607.0	5%	5%
Latin America and Asia Pacific	115.4	4.6	120.0	115.4	—%	4%
Europe, Middle East and Africa	129.4	(8.8)	120.6	153.5	(16)%	(21)%
Canada	105.5	3.4	108.9	79.1	33%	38%
Total	$985.7	$(0.8)	$984.9	$955.0	3%	3%

Brand Net Sales:
Columbia	$804.0	$(0.8)	$803.2	$773.3	4%	4%
SOREL	122.1	(0.3)	121.8	112.4	9%	8%
prAna	30.7	—	30.7	37.4	(18)%	(18)%
Mountain Hardwear	28.9	0.3	29.2	31.9	(9)%	(8)%
Total	$985.7	$(0.8)	$984.9	$955.0	3%	3%

Product Category Net Sales:
Apparel, Accessories and Equipment	$731.7	$0.3	$732.0	$726.3	1%	1%
Footwear	254.0	(1.1)	252.9	228.7	11%	11%
Total	$985.7	$(0.8)	$984.9	$955.0	3%	3%

Channel Net Sales:
Wholesale	$664.3	$(1.9)	$662.4	$645.1	3%	3%
DTC	321.4	1.1	322.5	309.9	4%	4%
Total	$985.7	$(0.8)	$984.9	$955.0	3%	3%
(1) Constant-currency net sales is a non-GAAP financial measure. See “Supplemental Financial Information” above for further information.

COLUMBIA SPORTSWEAR COMPANY
Reconciliation of GAAP to Non-GAAP Financial Measures
Net Sales Growth - Constant-currency Basis
(Unaudited)

	Nine Months Ended September 30,
	Reported Net Sales	Adjust for Foreign Currency	Constant-currency Net Sales	Reported Net Sales	Reported Net Sales	Constant-currency Net Sales
(In millions, except percentage changes)	2023	Translation	2023(1)	2022	% Change	% Change(1)
Geographical Net Sales:
United States	$1,552.0	$—	$1,552.0	$1,521.4	2%	2%
Latin America and Asia Pacific	345.1	21.4	366.5	309.9	11%	18%
Europe, Middle East and Africa	338.5	(3.5)	335.0	305.8	11%	10%
Canada	191.6	8.7	200.3	157.5	22%	27%
Total	$2,427.2	$26.6	$2,453.8	$2,294.6	6%	7%

Brand Net Sales:
Columbia	$2,043.8	$25.0	$2,068.8	$1,903.0	7%	9%
SOREL	220.4	0.7	221.1	204.7	8%	8%
prAna	90.8	—	90.8	110.8	(18)%	(18)%
Mountain Hardwear	72.2	0.9	73.1	76.1	(5)%	(4)%
Total	$2,427.2	$26.6	$2,453.8	$2,294.6	6%	7%

Product Category Net Sales:
Apparel, Accessories and Equipment	$1,853.2	$20.5	$1,873.7	$1,760.6	5%	6%
Footwear	574.0	6.1	580.1	534.0	7%	9%
Total	$2,427.2	$26.6	$2,453.8	$2,294.6	6%	7%

Channel Net Sales:
Wholesale	$1,445.1	$11.7	$1,456.8	$1,353.2	7%	8%
DTC	982.1	14.9	997.0	941.4	4%	6%
Total	$2,427.2	$26.6	$2,453.8	$2,294.6	6%	7%
(1) Constant-currency net sales is a non-GAAP financial measure. See “Supplemental Financial Information” above for further information.